Exhibit 26(e)(4): Consent to be Insured

CONSENT TO BE INSURED

Q2021-1/04 131428 12/10/2003

PLEASE CHECK

_ Yes I consent to have insurance purchased on my life for the benefit of the Company, and I acknowledge that the

Company has an insurable interest on my life. I have received an explanation from the company, understand the reason(s) for this insurance and agree to have insurance placed on my life. I agree that the Company will have all the rights of ownership, will pay all premiums, and will be the beneficiary of the policy. I understand and agree that my administrators, estate, heirs, and assignees have no rights to any policy proceeds, unless expressly agreed otherwise in a separate writing between the Company and me. I also understand that the Company may keep a life insurance policy or policies in effect on my life after my employment (or service as Director) has ended or my retirement benefits expire.

I do not consent to have insurance placed on my life. I understand that my declining to provide consent will not adversely affect my employment (or service as Director) with the Company.

If you answered "No" to the question above, please go directly to the signature line.

FURTHERMORE

I authorize the Company to purchase an additional insurance policy or policies on my life without obtaining additional consent from me for up to 24 months provided I am actively at work with the Company. I understand I may, at any time, withdraw this consent to future purchases by contacting the Company's

Human Resources department, and I understand that this consent to future purchases will automatically terminate upon termination of my employment/service with the Company for any reason including retirement.

I understand that withdrawal of consent will not result in the discontinuation, surrender or lapse of insurance already purchased on my life (subject to state law as an exception).

I do not authorize the Company to purchase an additional insurance policy or policies on my life without obtaining additional consent from me.

I am actively at work at least 30 hours per week performing normal duties at my customary place of employment on the date this consent form is signed.

I am currently employed by, and have been employed by the Company for the past 90 days, and have been actively at work, as described in the previous question, for the past 90 days.

Director/Employee Signature

Have you used any tobacco or nicotine products within the last 12 months?

State of Residence Date

If Yes, give type(s), frequency and date last used.

Title (if Director, list name and address of Business below)

Business Name Address

_ Yes

_ No

_ No

_ Yes _ No

_ Yes _ No

During the 90 days prior to the date this consent form is signed, I have 1) been absent from work due to illness, accident or medical treatment for either more than 3 consecutive days or a total of 5 days or more

(not including vacations or holidays) or, 2) been hospitalized for any reason.

If Yes, give medical reasons

_ Yes _ No

_ Yes _ No

Last Name First Name

Social Security Number Date of Birth _ Male

Business Address

City State Zip (9 digit)

MI

I am a U.S. citizen. _ Yes

_ Female

_ No

Bank / Company hereinafter called "the Company"

Listbill Number